Exhibit 23.1

Somekh Chaikin

KPMG Millennium Tower

17 Ha’arba’a Street, PO Box 609

Tel Aviv 61006, Israel

+972 3 684 8000

Consent of Independent Registered Public Accounting Firm

My Size Inc.

Airport City, Israel

We consent to the incorporation by reference in the registration statements (No. 333-216414 and 333-213727) on Form S--3 of My Size Inc. (the “Company”) of our report dated April 13, 2017, with respect to the consolidated balance sheet of the Company as of December 31, 2016, and the related consolidated statements of comprehensive loss, shareholders’ equity (deficiency) and cash flows for the year ended December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of the Company.

/s/ Somekh Chaikin

Certified Public Accountants (Isr.)

Member Firm of KPMG International

Tel Aviv, Israel
April 14, 2017